UNITED STATES DISTRICT COURT
                          EASTERN DISTRICT OF MICHIGAN

SIMON PROPERTY GROUP, INC., and
SIMON PROPERTY ACQUISITIONS, INC.,

                  Plaintiffs,                File No.  02-74799

v.                                           The Honorable Victoria A. Roberts
                                             Magistrate Judge Virginia M. Morgan

TAUBMAN CENTERS, INC., A. ALFRED
TAUBMAN, ROBERT S. TAUBMAN, LISA A.
PAYNE, GRAHAM T. ALLISON, PETER
KARMANOS, JR., WILLIAM S. TAUBMAN,
ALLAN J. BLOOSTEIN, JEROME A. CHAZEN,
and S. PARKER GILBERT,

                  Defendants.
________________________________________________________________________________



             REPLY BRIEF IN SUPPORT OF DEFENDANTS' MOTION TO DISMISS
              FOR FAILURE TO STATE A CLAIM UNDER THE CONTROL SHARE
               ACQUISITIONS ACT UPON WHICH RELIEF CAN BE GRANTED

                                          Joseph Aviv (P 30014)
                                          Bruce L. Segal (P 36703)
                                          Matthew F. Leitman (P 48999)
                                          Miro Weiner & Kramer
                                          a professional corporation
                                          Attorneys for Defendants
                                          38500 Woodward Avenue
                                          Suite 100
                                          Bloomfield Hills, Michigan 48303-0908
                                          Telephone: (248) 258-1207
                                          Facsimile: (248) 646-4021

                                          I.W. Winsten (P 30528)
                                          Raymond W. Henney (P 35860)
Of Counsel:                               Honigman Miller Schwartz and Cohn, LLP
                                          Attorneys for Defendants
Wachtell, Lipton, Rosen & Katz            2290 First National Building
51 West 52nd Street                       Detroit, Michigan 48226-3583
New York, New York 10019                  Telephone: (313) 465-7000



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                                TABLE OF CONTENTS

                                                                           PAGE

Index of Authorities........................................................ii

Index of Exhibits to the Brief..............................................iii

Argument.....................................................................1





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                              INDEX OF AUTHORITIES
                                                                           PAGE
CASES

Atlantis Group, Inc. v. Alizac Partners, No. 1:90-CV-937, slip op. (W.D. Mich.
Dec. 5, 1991)................................................................5

Board of Educ. of Presque Isle Township School Dist. No. 8 v. Presque Isle Bd.
of Educ., 364 Mich. 605 (1961)...............................................2

Business Aviation of South Dakota, Inc. v. Medivest, Inc., 882 P.2d 662
(Utah 1994)................................................................3, 4

Michigan United Conservation Clubs v. Lujan, 949 F.2d 202 (6th Cir. 1991)....2

People v. Welch's Estate, 235 Mich. 555 (1926)...............................2

Pohutski v. City of Allen Park, 465 Mich. 675 (2002).........................1

Robertson v. Daimlerchrysler Corp., 465 Mich. 732 (2002).....................1

Young v. General Acceptance Corp., 770 N.E.2d 298 (Ind. 2002)................4


STATUTES

Mich. Comp. Laws.ss.450.1794..................................................3

Mich. Comp. Laws.ss.450.1791(4)(c)............................................5


OTHER AUTHORITIES

James J. Hanks, Jr., Maryland Corp. Law & Prac.ss.14.3.......................4

Indiana Comments to Ind. Codess.23-1-42-2(a).................................2

Model [State] Control Share Statute, CCH NASAA ReportsP. 4951................3







                                       ii
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                         INDEX OF EXHIBITS TO THE BRIEF


Exhibit O.........Model [State] Control Share Statute

Exhibit P.........James J. Hanks, Jr., Maryland Corp. Law & Prac.ss.14.3

Exhibit Q.........SEC Form 13D/A







                                       iii
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                                    ARGUMENT

         Statutory interpretation is a matter of law for the Court. See Robertson v. Daimlerchrysler Corp., 465 Mich. 732, 739 (2002). The Court's interpretation of the Control Share Acquisitions Act must be based on the express language of the Act, see id. at 748, and there is no reason for the Court to delay ruling on the meaning of the law. The plaintiffs' desperate attempt to muddy the waters with arguments about what the Michigan Legislature could have said or might have meant does not change either the Court's role in statutory interpretation or the established rules of statutory construction.
         The plaintiffs try to dismiss as "quite beside the point" the Legislature's express use of the past-tense phrase "issued and outstanding" in the definition of a control share acquisition, (see Pls.' Mem. at 10), but under Michigan law, the courts are to "presume every word is used for a purpose" and are to "give effect to every clause and sentence." Pohutski v. City of Allen Park, 465 Mich. 675, 684 (2002). Thus, while the plaintiffs offer no meaning whatsoever for the phrase "issued and outstanding" and in effect read the statute as if those words did not exist, "'[t]he Court may not assume that the Legislature inadvertently made use of one word or phrase instead of another,' [and] should take care to avoid a construction that renders any part of the statute surplusage or nugatory." Id. (citation omitted).
         Given the common and ordinary meaning of the terms "issued" and "outstanding" as referring to shares already existing in the hands of the public, not shares in the hands of the corporation itself, (see Defs. Br. at 5 & Exs. A-E), it is not surprising that the plaintiffs ignore this language.
It is equally unsurprising that the plaintiffs ignore without any comment the fact that each and every published analysis of the Michigan Act reaches the same conclusion: Based on the express use of the phrase "issued and outstanding," the Act does not apply to the issuance of stock by the corporation itself.
(See Defs.' Br. at 5-7 and Exs. F-H.)

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         The plaintiffs also suggest that, even though the Michigan Act is based upon the Indiana Control Share Acquisitions Act, the Court should ignore Indiana's official construction of its statute because the Michigan Legislature did not "adopt or endorse" the Indiana legislature's official comments.
(Pls.' Mem. at 14.) Yet, under Michigan law, when a statute is based on the statute of a sister state, "the presumption obtains that it was adopted with reference to, and in recognition of, previous constructions of its provisions in that State." People v. Welch's Estate, 235 Mich. 555, 564 (1926). Here, that construction was clear - the phrase "issued and outstanding" exempted from the definition of a control share acquisition the issuance of stock by the corporation itself. See Indiana Comments at 108 (filed as Ex. L to Defs.' Br.).
         In an effort to distance themselves from the authoritative force of the Indiana Comments, the plaintiffs submit a post-hoc (more than 14 years after the fact) affidavit from a lawyer whose "law firm was retained by a client" to draft the Michigan Act. Such nonsense merely highlights the plaintiffs' desperation, since it is well established that "'this testimony [is] incompetent for any purpose.'" Board of Educ. of Presque Isle Township School Dist. No. 8 v. Presque Isle Bd. of Educ., 364 Mich. 605, 612 (1961) (citation omitted). "'The testimony of individual members of the legislature is inadmissible, whether it pertains to legislative intention or motives of the members in enacting the law, the meaning of which is to be determined. . . . [The legislature's] members have no more right to construe one of its enactments retroactively than has any private individual.'" Id. (citations omitted). Accord Michigan United Conservation Clubs v. Lujan, 949 F.2d 202,
209 (6th Cir. 1991) ("[W]e decline to give significance to sponsors' private thoughts expressed subsequent to the enactment of a bill or an amendment.").1

__________________________________________
1 The reason for rejecting such post-hoc assertions is highlighted in this case by the questions of why Mr. Crenshaw never came forward in the 14 years since the law was passed until his being discovered by the plaintiffs in their attempt to disenfranchise the Taubman family, and why he did not simply alter the proposed language of the Michigan Act if he intended a different result than the Indiana law.

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         The plaintiffs concede that the Court should look to the Act as a whole to determine its intent. But they conveniently ignore the explicit "opt out" provision of the Act, which shows unequivocally the legislative intent to give the board of directors the unilateral right to deal directly with friendly parties by a simple board-level amendment of the bylaws. See Mich. Comp. Laws ss.450.1794 & Defs.' Br. at 7-8. Thus, the plaintiffs' notion that the defendants' (and every Michigan commentator's and the State of Indiana's) logical interpretation of the plain meaning of the phrase "issued and outstanding" would be contrary to some unspoken legislative intent to take control away from the board is refuted by the Act itself.2 Indeed, it would flip the Michigan law on its head to suggest that the plaintiffs could, to make their hostile takeover attempt easier, strip the rights of shares issued by the board of directors four years ago.
         Inexplicably, while the plaintiffs ignore the opt out provision in the Michigan Act, they do ask the Court to consider the policy underlying the Model [State] Control Share Statute ("Model Act"). Yet the drafters of the Model Act explicitly recognized the significant policy of board control reflected by this opt out right and deliberately excluded it from the Model Act:
         The Model Act requires that action to opt in or out of the Act be pursuant to the procedure for amending a corporation's articles - by shareholder vote in addition to a board of directors' resolution. The comparable Indiana [and Michigan] procedures can be implemented through bylaw changes requiring only board action.

Model Act, CCH NASAA ReportsP. 4951 (emphasis added), attached as Ex. O; compare Mich. Comp. Lawsss.450.1794.
         The existence of the board's right to opt out of the Act also highlights the fallacy of the plaintiffs' reliance on the Supreme Court of Utah's reasoning in Business Aviation of South Dakota, Inc. v. Medivest, Inc., 882 P.2d 662 (Utah 1994). In holding that the Utah act covered a


____________________________________
2 Given the statutory right of the board to deal with friendly parties by amending the bylaws without shareholder approval, the plaintiffs' suggestion that the official title of the Act, the "Stacey, Bennett, and Randall shareholder equity act," takes away that right is just silly.

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new issuance by the corporation, the Utah court in Medivest did not consider the language of the statute, relying instead on the policy argument that the board of directors should not have the right to make such an issuance without shareholder approval. Yet the opt out provision explicitly gives the board of directors in Michigan that very right. Thus, the Utah court's policy determination (which was soundly rejected by the Utah legislature less than a year later) simply does not apply to the Michigan Act, and it cannot overcome the express language of the Michigan statute, every published analysis of the Michigan statute, the Indiana official comments, and the recent decision of the Supreme Court of Indiana.3
         Grasping at straws to avoid dismissal of their first claim, the plaintiffs raise one final, previously unpled argument, which they admit has nothing to do with the 1998 acquisition which is the subject of the pending motion to dismiss. (See Pls.' Mem. at 15.)4 In this new theory, the plaintiffs argue that, when various members of the Taubman family filed a Form 13D/A with the SEC on November 14, 2002, they suddenly became a "group" (contrary to the plaintiffs' own allegations that the Taubman family was a group in 1998) and that, in some unexplained manner, Robert Taubman acquired the right to vote all of the Taubman family's shares in a "control share acquisition." Nevertheless, in their haste to re-craft a claim under the Control Share Acquisitions Act, the plaintiffs once again ignore both the text of the Form 13D/A and the law.
         Nowhere does the Form 13D/A (which is the sole basis for the plaintiffs' allegation),


___________________________________
3 See Young v. General Acceptance Corp., 770 N.E.2d 298 (Ind. 2002). The plaintiffs argue that the Supreme Court of Indiana's opinion that the control share act does not apply to "originally issued shares" was dictum. To the contrary, the court rejected the plaintiffs' attack on a merger vote because the originally issued shares voting in favor of the merger were "sufficient in number to approve the merger." Id. at 301. See also James J. Hanks, Jr., Maryland Corp. Law & Prac.ss.14.3 (attached as Ex. P) ("a `control share acquisition' does not include the acquisition of shares issued directly by the corporation"; "the general purpose of the statute [is] to prevent accumulations of . . . shares through market transactions").

4 One day after they filed their memorandum, the plaintiffs filed their first amended complaint adding this new claim.

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refer to any acquisition by Robert Taubman of any right to vote any of the
Taubman family's interests. To the contrary, the Form 13D/A states only that "Robert Taubman together with the Taubman Family controls 33.6% of the vote of the capital stock of the company," (Form 13D/A at Item 4 (emphasis added)
(filed with Pls.' Mem. as Ex. A, with quoted pages attached hereto as Exhibit Q)), and each member of the Taubman family specifically "disclaims beneficial ownership of any shares of Common Stock, Series B Preferred Stock and units held by any other member of the Taubman Family." (Id. at Item 5.) A disclosure that the members of the Taubman family are aligned and may vote consistently with each other is hardly the same as an acquisition under the Control Share Acquisitions Act, see Atlantis Group, Inc. v. Alizac Partners,
No. 1:90-CV-937, slip op. at 10 (W.D. Mich. Dec. 5, 1991) (since the defendant-stockholders' "alignment" was "not based on an acquisition of control shares," the statute did not apply to them) (filed as Ex. K to Defs.' Br.), and there is no basis for the plaintiffs' last ditch effort to disenfranchise the Taubman family.5
         In conclusion, as the plain statutory language makes clear and as all of the authorities confirm, the Michigan Act covers only the acquisition of "issued and outstanding" control shares and not new issuances by the corporation itself. Because the Series B Preferred Stock falls squarely in the latter category, the plaintiffs' first claim must be dismissed as a matter of law.

MIRO WEINER & KRAMER                          HONIGMAN MILLER SCHWARTZ
Attorneys for Defendants                       AND COHN, LLP
                                              Attorneys for Defendants
By:   /s/ Joseph Aviv                         Raymond W. Henney (P 35860)
      -----------------------------------
      Joseph Aviv (P 30014)
      Bruce L. Segal (P 36703)                Of Counsel:
      Matthew F. Leitman (P 48999)            WACHTELL, LIPTON, ROSEN & KATZ



___________________________
 5 Even if the Form 13D/A had said that Robert Taubman acquired the right to vote all of the Taubman family's interests, such an acquisition of that right would not have been a control share acquisition because the Act expressly excludes from the definition of a control share acquisition any acquisition "by gift . . . or otherwise without consideration." Mich. Comp. Laws ss.450.1791(4)(c).